4D PHARMA DELAWARE INC.

JOHN DOYLE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this "Agreement") is entered into as of January 3rd, 2022 (the "Effective Date") by and between 4D Pharma Delaware Inc. (the "Company"), and John Doyle ("Executive") (collectively referred to as the "Parties" or individually referred to as a "Party").

RECITALS

WHEREAS, the Company desires to employ Executive as its Chief Financial Officer and to enter into an agreement embodying the terms of such employment;

WHEREAS, Executive desires to accept such employment and enter into such an agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the Parties agree as follows:

1. Duties and Scope of Employment.

(a) Positions and Duties. As of the Effective Date, Executive will serve as Chief Financial Officer of the Company, and will report to the Parent's Chief Executive Officer. Executive will render such business and professional services in the performance of Executive's duties, consistent with Executive's position within the Company, as shall reasonably be assigned to him by the Company or the Company's parent corporation, 4D Pharma PLC ("Parent"). This will include, but not be limited, the following duties: (i) directing and overseeing the financial activities of the Company, including by directing the preparation of current financial reports and summaries and creating forecasts predicting future growth, and (ii) conducting evaluations, development, implementation, and management strategies when the Company plans and executes acquisitions, licensing agreements, and partnerships. The period of Executive's at-will employment under the terms of this Agreement is referred to herein as the "Employment Term."

(b) Obligations. During the Employment Term, Executive will perform Executive's duties faithfully and to the best of Executive's ability and will devote Executive's full business efforts and time to the Company. For the duration of the Employment Term, Executive agrees not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of Parent's Board of Directors (the "Board").

2. At-Will Employment. Subject to Section 6 below, the Parties agree that Executive's employment with the Company will be "at-will" employment and may be terminated at any time with or without cause, for any reason or no reason. Executive understands and agrees that neither Executive's job performance nor promotions, commendations, bonuses or the like from the Company give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of Executive's employment with the Company.

3. Compensation.

(a) Base Salary. During the Employment Term, the Company will pay Executive an annual base salary of $385,000, as modified from time to time at the discretion of the Company (the "Base Salary"). The Base Salary will be paid in regular monthly installments on the 26th day of each month in accordance with the Company's normal payroll practices (subject to required withholding). Any increase or decrease in Base Salary (together with the then existing Base Salary) shall serve as the "Base Salary" for future employment under this

Agreement. The first and last payment will be adjusted, if necessary, to reflect a commencement or termination date other than the first or last working day of a pay period.

(b) Annual Bonus. During the Employment Term, Executive will be eligible to receive an annual performance bonus with a target amount equal to thirty-five percent (35%) of the Executive's Base Salary (the "Bonus Target"). The actual bonus amount and percentage are discretionary and will be subject to the assessment of the Executive's individual performance, the Company's performance each calendar year and consideration of prevailing market practices by the remuneration committee of the Board (the "Annual Bonus"). If the committee determines that Executive should receive an Annual Bonus for any given calendar year, the Company shall pay Executive the bonus by the end of the month following each calendar year end so long as Executive is employed with the Company as of such payment date. For the avoidance of doubt, the amount of the Annual Bonus (if any) shall be determined by the remuneration committee, in good faith its sole discretion.

(c) Stock Grant. Promptly following the Effective Date, subject to the approval of the Board, Executive will be granted an option to purchase 1,382,416 shares of the Parent's Common Stock at an exercise price per share equal to the stock's fair market value on the date of the grant (or an equivalent number of American Depositary Receipts). To be eligible, Executive must still be employed by the Company when the Board grants the option. It is intended that the Option shall, to the extent it so qualifies, be an incentive stock option as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") and any regulations promulgated thereunder. 25% of the Shares subject to the option shall vest 12 months after the date Executive's vesting begins, no shares shall vest before such date, and no rights to any vesting shall be earned or accrued prior to such date. The remaining shares shall vest monthly over the next 36 months in equal monthly amounts, so that the Option will be fully vested and exercisable four (4) years from the date of grant, subject to Executive's continuing vesting eligibility. This option grant shall be subject to the terms and conditions of the Company's Stock Option Plan and Stock Option Agreement, including vesting requirements. No right to any stock is earned or accrued until such time that vesting occurs, nor does this grant confer any right to continue vesting or employment.

(i) Executive will be eligible to receive awards of stock options, restricted stock or other equity awards pursuant to any plans or arrangements the Company may have in effect from time to time. The Board or a committee of the Board shall determine in good faith and in its discretion whether Executive shall be granted any such equity awards and the terms of any such award in accordance with the terms of any applicable plan or arrangement that may be in effect from time to time.

4. Employee Benefits. During the Employment Term, Executive will be eligible to participate in the employee benefit plans currently and hereafter maintained by the Company of general applicability to other senior executives of the Company, including, without limitation, the Company's group medical insurance plan and a Company-sponsored 401(k) plan once the applicable plans and policies are put in place. Until a health insurance plan is in place at the Company, the Company will reimburse the Executive for the monthly cost of the Executives medical and dental insurance premiums up to a maximum of $3,000 per month. The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.

5. Background Checks, Etc. The Company reserves the right to conduct background investigations and/or reference checks on Executive. Executive's job offer is contingent upon a clearance of such a background investigation and/or reference check, if any. Executive's job offer is also contingent on obtaining applicable security clearances, passing a drug screening, and the timely execution of the Confidential Information Agreement (as defined below).

6. Termination. The Company agrees to provide Executive with 3 months' advance notice if the Company terminates Executive's employment without Cause. Executive agrees to provide the Company with 3 months' advance notice of Executive's decision to voluntarily resign from Executive's employment. The Company may, at its discretion, accelerate Executive's resignation such that Executive's employment terminates prior to the end of the resignation notice period ("Accelerated Notice"). If the Company exercises its Accelerated Notice right, the Company agrees to pay Executive his base salary for the period of time from the date on which Executive provided notice of his resignation until 3 months therefrom (the "Notice Period"). The Company will also accelerate the vesting of any equity awards that would otherwise have vested during the Notice Period and will reimburse Executive for the costs of Executive's health insurance premiums under COBRA during the Notice Period.

(a) Cause. For purposes of this Agreement, "Cause" shall mean: (i) Executive's continued failure to substantially perform the material duties and obligations of his position with the Company, which failure, if curable within the discretion of the Company, is not cured to the reasonable satisfaction of the Company within thirty (30) days after receipt of written notice from the Company of such failure; (ii) Executive's willful failure or refusal to comply with the policies, standards and regulations established by the Company or Parent from time to time which failure, if curable in the discretion of the Company, is not cured to the reasonable satisfaction of the Company within thirty (30) days after receipt of written notice of such failure from the Company; (iii) any act of personal dishonesty, fraud, embezzlement, misrepresentation, or other unlawful act committed by Executive that benefits Executive at the expense of the Company; (iv) Executive's violation of a federal or state law or regulation applicable to the Company's business; (v) Executive's conviction of, or a plea of nolo contendere or guilty to, a felony under the laws of the United States or any state; or (vi) Executive's material breach of the terms of this Agreement or the Confidential Information Agreement (defined below).

7. Company Matters.

(a) Proprietary Information and Inventions. Executive acknowledges and agrees that Executive has signed, is bound by, and will continue to abide by the terms of the At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement, which Executive will execute simultaneously with this Agreement (the "Confidential Information Agreement"), including the provisions governing the non-disclosure of confidential information and restrictive covenants contained therein.

(b) Resignation on Termination. On termination of Executive's employment, regardless of the reason for such termination, Executive shall immediately (and with contemporaneous effect) resign any directorships, offices or other positions that Executive may hold in the Company or any affiliate, unless otherwise agreed in writing by the Parties.

(c) Notification of New Employer. In the event that Executive leaves the employ of the Company, Executive grants consent to notification by the Company to Executive's new employer about Executive's rights and obligations under this Agreement and the Confidential Information Agreement.

8. Arbitration. IN CONSIDERATION OF EXECUTIVE'S EMPLOYMENT WITH THE COMPANY, ITS PROMISE TO ARBITRATE ALL EMPLOYMENT-RELATED DISPUTES AND EXECUTIVE'S RECEIPT OF THE COMPENSATION, PAY RAISES AND OTHER BENEFITS PAID TO EXECUTIVE BY THE COMPANY, AT PRESENT AND IN THE FUTURE, EXECUTIVE AGREES THAT ANY AND ALL CONTROVERSIES, CLAIMS, OR DISPUTES WITH ANYONE (INCLUDING THE COMPANY AND ANY EMPLOYEE, OFFICER, DIRECTOR, SHAREHOLDER OR BENEFIT PLAN OF THE COMPANY, IN THEIR CAPACITY AS SUCH OR OTHERWISE), WHETHER BROUGHT ON AN INDIVIDUAL, GROUP, COLLECTIVE, OR CLASS BASIS, ARISING OUT OF, RELATING TO, OR RESULTING FROM EXECUTIVE'S EMPLOYMENT WITH THE COMPANY OR THE TERMINATION

OF EXECUTIVE'S EMPLOYMENT WITH THE COMPANY, INCLUDING ANY BREACH OF THIS AGREEMENT, SHALL BE SUBJECT TO BINDING ARBITRATION, AS SET FORTH IN THE CONFIDENTIAL INFORMATION AGREEMENT.

9. Assignment. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Executive upon Executive's death and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, "successor" means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance or other disposition of Executive's right to compensation or other benefits will be null and void.

10. Notices. All notices, requests, demands and other communications called for under this Agreement shall be in writing and shall be delivered personally by hand or by courier, mailed by United States first-class mail, postage prepaid, or sent by email directed to the Party to be notified at the physical address or email address indicated for such Party on the signature page to this Agreement, or at such other physical address or email address as such Party may designate by ten (10) days' advance written notice to the other Parties hereto. All such notices and other communications shall be deemed given upon personal delivery, three (3) days after the date of mailing, or at the time that the email is sent (so long as such email is not returned as undeliverable).

11. Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision.

12. Integration. This Agreement, together with the Confidential Information Agreement represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral, including the unsigned offer letter that Executive received on or about October 15, 2021. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in writing and signed by duly authorized representatives of the parties hereto.

13. Tax Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

14. Waiver. No Party shall be deemed to have waived any right, power or privilege under this Agreement or any provisions hereof unless such waiver shall have been duly executed in writing and acknowledged by the Party to be charged with such waiver. The failure of any Party at any time to insist on performance of any of the provisions of this Agreement shall in no way be construed to be a waiver of such provisions, nor in any way to affect the validity of this Agreement or any part hereof. No waiver of any breach of this Agreement shall be held to be a waiver of any other subsequent breach

15. Governing Law. This Agreement will be governed by the laws of the Commonwealth of Massachusetts (with the exception of its conflict of laws provisions).

16. Conflict Waiver. Each of the Parties to this Agreement understands that Wilson Sonsini Goodrich & Rosati, Professional Corporation ("WSGR"), is serving as counsel to the Company in connection with the transactions contemplated hereby, and that discussion of such transactions with Executive could be construed to create a conflict of interest. By executing this Agreement, the Parties hereto acknowledge the potential conflict of interest and waive the right to claim any conflict of interest at a later date. Furthermore, by executing this Agreement, the Parties acknowledge that if a conflict of interest exists and any litigation arises

between Executive and the Company, WSGR would represent the Company. Executive represents and warrants that Executive has had the opportunity to seek independent counsel in Executive's review of this and all related agreements and that Executive is not relying on WSGR for any legal, tax or other advice relating to such agreements.

17. Acknowledgment. Executive acknowledges that Executive has had the opportunity to discuss this matter with and obtain advice from Executive's legal counsel, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

18. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, and all such counterparts shall constitute but one instrument.

19. Effect of Headings. The section and subsection headings contained herein are for convenience only and shall not affect the construction hereof.

20. Construction of Agreement. This Agreement has been negotiated by the respective Parties, and the language shall not be construed for or against either Party.

[*Remainder of page is intentionally blank; Signature page follows*]

IN WITNESS WHEREOF, each of the Parties has executed this Agreement as of the day and year first above written.

"COMPANY"

4D PHARMA DELAWARE INC.

By: */s/ Glenn Dourado*

Glenn Dourado, President

"EXECUTIVE"

JOHN DOYLE

/s/John Doyle

John Doyle

4D PHARMA DELAWARE INC.
EXECUTIVE EMPLOYMENT AGREEMENT
SIGNATURE PAGE